CSW
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Central and South West Corporation
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NEWS RELEASE
1616 Woodall Rodgers Freeway
PO Box 660164  *  Dallas, Texas 75266-0164

                                Central Power and Light Company, Corpus Christi Public Service Company of Oklahoma, Tulsa Southwestern Electric Power Company, Shreveport West Texas Utilities Company, Abilene
                                Central and South West Services, Inc., Dallas
                                  and Tulsa
                                CSW Communications, Inc., Austin
                                CSW Credit, Inc., Dallas
                                CSW Energy, Inc., Dallas
                                CSW International, Inc., Dallas
                                CSW Leasing, Inc., Dallas
                                EnerShop Inc., Dallas
                                SEEBOARD plc, Crawley, West Sussex, U.K.

FOR IMMEDIATE RELEASE

                       Central and South West Corporation
                            board of directors adopts
                             stockholder rights plan

         DALLAS (September 29,  1997)--Central and South West Corporation (NYSE:
CSR) said today that its board of directors has adopted a stockholder rights plan, which is subject to approval by the Securities and Exchange Commission
(SEC) under the Public Utility Holding Company Act of 1935.
          Approximately 1,700 other public corporations in the United States, including about half the Fortune 500 companies and about 60 public utilities, have adopted rights plans.
         Central and South West said the plan was being adopted as part of the fiduciary responsibility of its board of directors to the corporation's stockholders and was not being adopted because of any takeover offer or threat. The plan is intended to assure fair and equal treatment for all the stockholders in the event of a hostile takeover attempt and to encourage a potential acquirer to negotiate with the board a fair price for all stockholders before attempting a takeover.
          "Adopting a rights plan that properly protects stockholders' interests is a prudent measure in the rapidly changing regulatory and market environment of the utility industry," said E.R. Brooks, chairman and chief executive officer of Central and South West.
         "The corporation's financial condition, operations and earnings per share will not be affected by adoption of this plan," he added.
         After the SEC approves the plan, Central and South West will make a dividend distribution of one right for each outstanding share of the corporation's common stock, as of a record date to be set by the board of directors. Company stockholders are not required to take any action to receive their rights distribution.
         Prior to the date upon which the rights would become exercisable under the plan, the corporation's outstanding stock certificates will represent both the shares of Central and South West common stock and the rights, and the rights will trade only with the shares.
         Upon a "triggering event" under the plan--10 days after a person or group acquires or announces a tender or exchange offer to acquire 15 percent or more of Central and South West's outstanding common stock--the rights will become exercisable and will trade independently of the outstanding shares.
         After becoming exercisable, each right--except those held by an acquiring person whose rights would become void--will entitle the holder to purchase at the exercise price additional Central and South West common shares having a current market value of two times the exercise price. If the corporation is acquired in a merger or other business combination, each right will entitle the holder to purchase, at the exercise price, common stock of the acquirer having a current market value of two times the exercise price. In either case, after a triggering event occurs but before an acquiring person becomes the owner of at least 50 percent of Central and South West's outstanding common stock, the corporation's board of directors may direct the exchange of one share of common stock for each right.
         The corporation may redeem the rights at 1 cent per right at the direction of the board of directors prior to the earlier of the rights becoming exercisable or the expiration of the rights plan. The rights will expire in 10 years from the effective date unless redeemed earlier or exchanged by Central and South West.
         Central and South West said it will mail additional information to its stockholders as of the record date for distribution of the rights, which is expected to be the tenth day following approval of the plan by the SEC.
         Central and South West Corporation is a public utility holding company based in Dallas. Central and South West owns four electric operating subsidiaries in the United States, a regional electricity company in the United Kingdom, and non-utility subsidiaries involved in energy-related investments, telecommunications, energy efficiency and financial transactions.
                                      # # #


News media contact: Gerald R. Hunter, manager of external communications for Central and South West Corporation, 214-777-1165.

Financial community contact: Becky Hall, director of investor relations for Central and South West Corporation, 214-777-1277.